EXHIBIT 4.39

                             FINDER'S FEE AGREEMENT

         THIS FINDER'S FEE AGREEMENT made this

BETWEEN:

                  Richard Hughes
                  And or affiliated Company
                  675 W. Hastings St.
                  Suite 1000
                  Vancouver, BC
                  V6B 1N2

                  (the "Corporation")

AND:

                  Donald E. Cross
                  75 Chemin des Scouts
                  Val-d'Or, Quebec
                  J9P 7A8

                  (the "Finder')

WHEREAS:

         The Finder has advised the Corporation that he is aware of, and has information concerning, a mineral property known as the Cedar Island property situated in N.W. Ontario and believes that the Corporation would be interested in learning more about the Property and possibly seeking to acquire an interest therein from the current owner(s).

         The Finder is arm's length to the Corporation, and is willing to introduce the Corporation to the Property and the Owners and, if the Corporation determines to seek to negotiate a transaction whereby the Corporation would acquire an interest in the Property (whether directly or indirectly through the acquisition of the property, to assist the Corporation in such negotiations (if so requested) and otherwise provide assistance, all in consideration of the payment by the Corporation to the Finder of a finder's fee as provided herein.

         NOW THEREFORE it is agreed between the parties as follows:

         1. The Finder will provide to the Corporation all information possessed by the Finder with respect to the Property and the Owner(s) (the "Information") and will provide all reasonable assistance to the Corporation so that the Corporation may evaluate the information and the Property and determine whether or not the Corporation wishes to seek to negotiate a Transaction with the Owner(s). If:


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                  (a)      the Property is one which the Corporation has already
                           evaluated, and determined to seek to negotiate a transaction with respect to, then the Corporation will so advise the Finder and may, in its sole
                           discretion,   either   return  to  the   Finder   all
                           information and make no use thereof in connection with any Transaction, and the Finder will not be entitled to any fee or other compensation hereunder in respect of the Property or any Transaction in connection therewith, or retain the information, in which case the Finder will be entitled to a finder's
                           fee  in  accordance   with  the  provisions  of  this
                           agreement; or

                  (b) after evaluating the Information and the Property, the Corporation determines not to proceed with the negotiations of a Transaction, the Corporation will return all information to the Finder and so advise the Finder, provided that If the Corporation subsequently negotiates a Transaction with respect to such Property with a period of one (1) year of the date hereof, the Finder will be entitled to receive a finder's fee in accordance with the provisions of this agreement unless the decision to proceed to negotiate such Transaction was primarily and directly as a result of new information, not forming part of the information, becoming available to the Corporation subsequent to the return of the information.

         2. If the Corporation determines to proceed to negotiate a Transaction, at the request of the Corporation, the Finder will provide the necessary introductions to the Owner(s) and will assist the Corporation in such negotiations, provided that all information received by or disclosed to the Finder by the Corporation in connection therewith will be kept strictly confidential by the Finder and not disclosed without the consent of the Corporation.

         3. The Corporation will be under no obligation to pay any finder's fee or other moneys whatsoever to the Finder on account of this agreement unless and until the Corporation has entered into a formal agreement with respect to a Transaction involving the Property.

         4. If the Corporation enters into a Transaction Agreement which is accepted for filing (if required) by the applicable regulatory authorities, the Corporation will pay to the Finder, as the sole consideration for all services performed by the Finder pursuant to this agreement, a finder's fee, in cash and/or stock, equal to:

                  (a) seven and one-half (7.5%) percent of the first Can. $300,000 of consideration paid by the Corporation in connection with such Transaction;

                  (b)      five (5%) percent from Can. $300,000 to $1,000,000 of
                           consideration paid by the Corporation in connection with such Transaction;

                  (c) two and one-half (2.5%) percent of the next Can. $4,000,000 of consideration paid by the Corporation in connection with such Transaction; and

                  (d) one (1%) percent of the balance of the consideration paid by the Corporation in connection with such Transaction,


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          subject to:

                  (e) a maximum finder's fee of $300,000, payable in cash of Can. $200,000 and shares in the corporation with a cash equivalent value of $100,000

                  (f)      approval by the Toronto Venture Exchange.

         5. For the purposes of this agreement, the term A consideration paid by the Corporation in connection with such Transaction will mean the aggregate of:

                  (a) all cash paid to or on behalf of the Owner(s), or the owners or shareholders thereof, including any advance royalties and royalties on product extracted from the Property;

                  (b) the market value, as at the date of issuance, of any securities issued to the Owner(s), or to the owners or shareholders thereof by the Corporation, such market value to be equal to the simple average of the closing prices of such securities on the senior stock exchange upon which securities trade of the ten trading days prior to the date of issuance thereof or, if such securities are unlisted or do not trade, the fair market value thereof upon the date of issuance; and

                  (c) all monies actually spent by the Corporation on carrying out work on the Property in order to earn an interest in the Property (but excluding any management or overhead fees charged by the Corporation in connection with such work).

         6. The Finder will receive payment on account of its fees payable hereunder as follows:

                  (a) as to all cash paid or securities issued by the Corporation to the Owner(s) or the owners of shareholders thereof, or to third parties on behalf of the Owner(s), or the owners or shareholders thereof, with ten (10) business days of the date of such payment or issuance; and

                  (b) as to all monies expended by the Corporation in connection with work on the Property in each calendar year, on an annual basis on or before March 31 in the next following calendar year.

         7. Any arrangements made by the Finder with any other persons with whom the Finder is involved are and will be the sole and exclusive responsibility of the Finder. Upon payment made by the Corporation to the Finder of the fee herein provided, the Finder will hold the Corporation harmless from and defend and indemnify the Corporation against all claims or expenses caused by and liabilities to any person claiming a commission, fee or expense in connection with the Property or a Transaction who alleges a relationship with the Finder.

         8. The Finder covenants and agrees that the Finder will comply with all applicable laws, rules and regulations in relation to the actions of the Finder hereunder or in connection with the Property and any Transaction and hereby releases, remises and discharges the Corporation from and against any action, cause of action, investigation or other proceedings arising from any breach or failure by the Finder to do so and agrees to indemnify and save the Corporation harmless from the against any cost, expense or liability whatsoever which the corporation may incur or sustain in connection therewith.


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         9.       The  Finder   acknowledges  and  agrees  that  nothing  herein
                  constitutes the Finder as an agent or attorney of the Corporation, whether for the purposes of the acquisition of any interest in the Property or in connection with the proposal, negotiation, or settlement of any Transaction, or otherwise.

         10. The Finder does not warrant the accuracy or correctness of the information provided to the Corporation hereunder, save that, to the best of the knowledge, information, and belief of the Finder, such information has been developed and is delivered in good faith.

         11. The Finder agrees to provide to the Corporation such further documents, instruments, certificates and assurances and take such further actions as the Corporation may from time to time reasonably request to carry out the purposes and intents hereof or in connection with any filings or approvals required in connection herewith.

         12. This agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the policies and guidelines set forth by the Toronto Venture Exchange.

         13. This agreement contains the entire agreement between the parties concerning the introduction of the Property and the Owner(s) to the Corporation, and correctly sets forth the rights and duties of each of the parties to each other concerning such matter as of the date hereof. Any agreement or representation concerning the subject matter of this agreement or the duties of the Finder in relation to the Property, the Owner(s) or the Corporation not set forth in this agreement in cull and void and of no force or effect.

         14. Any disputes with respect to this agreement or the finder's fee payable hereunder will be referred to and finally settled by arbitration t the CANADIAN INTERNATIONAL COMMERCIAL ARBITRATION CENTRE in accordance with its "Procedures for Cases under the Canadian Rules". There will be one arbitrator, and the appointing authority will be the CANADIAN INTERNATIONAL COMMERCIAL ARBITRATION CENTRE.

         15.      Nothing in this  agreement  will obligate the  Corporation  to
                  enter  into  any   Transaction  or  to  accept  any  terms  or
                  conditions with respect to any particular Transaction.

         16. If it becomes necessary to convert any monies from any currency into Canadian currency, or to convert Canadian monies into any other currency, the Bank of Canada Noon Rate for the currency in question on the business day immediately prior to the date such conversion is required to be made will be used.


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         17.      This  agreement is subject to the acceptance for filing hereof on behalf of the Corporation by each stock exchange upon which the securities of the Corporation are traded, if required by the rules and policies of such stock exchange, provided that the Corporation will use its best efforts to obtain such acceptance for filing.

         IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED AND DELIVERED THIS AGREEMENT AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.





                               Date:    Thursday, 18 July 2002


                               Per:     /S/ RICHARD W. HUGHES
                                        --------------------------
                                        Authorized Signatory


                               [FINDER:] Donald E. Cross

                               Per:     /S/ DONALD E. CROSS
                                        --------------------------
                                        Authorized Signatory